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                                 EXHIBIT 11
                 HILTON HOTELS CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS


    Net income per share is based on net income divided by the total of the weighted average number of common shares outstanding during the year, plus the equivalent shares relating to the assumed exercise of stock options.  The calculation of common shares is as follows:

                                             1995        1994          1993
                                          ----------  ----------   -----------
Shares outstanding January 1              48,114,723   47,846,854   47,677,922
Stock option-weighted average
  exercises                                   18,538       22,484       14,078
Outstanding when market price
  exceeds exercise price at
  end of periods                           1,367,325    1,220,560      999,033
Less shares assumed purchased
  with proceeds                             (977,468)    (805,555)    (709,285)
                                          ----------   ----------   ----------
COMMON AND COMMON EQUIVALENT
  SHARES                                  48,523,118   48,284,343   47,981,748
                                          ==========   ==========   ==========

Net Income (in millions)                      $172.8       $121.7        106.1
                                          ==========   ==========   ==========
Earnings per share                             $3.56         2.52         2.21
                                          ==========   ==========   ==========
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